EXHIBIT 2.1


                                Agreement and Plan of
                                Merger By and Between
                       Southern Security Financial Corporation
                                         and
                          Southern Security Bank Corporation

                             AGREEMENT AND PLAN OF MERGER
                                    BY AND BETWEEN
                       SOUTHERN SECURITY FINANCIAL CORPORATION,
                                         AND
                          SOUTHERN SECURITY BANK CORPORATION
                             DATED AS OF OCTOBER 31, 1997

               THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of this the 31st day of October 1997, by and between SOUTHERN SECURITY BANK CORPORATION ("Acquired Corporation"), a Florida corporation, and SOUTHERN SECURITY FINANCIAL CORPORATION ("SSFC"), a Delaware corporation.

                                     WITNESSETH:

               WHEREAS, Acquired Corporation operates as a bank holding company for its subsidiary, Southern Security Bank of Hollywood (the "Bank"), with its principal office in Hollywood, Florida; and

               WHEREAS, SSFC is desirous of becoming a bank holding company; and

               WHEREAS, Acquired Corporation wishes to merge into SSFC and SSFC wishes Acquired Corporation to merge into SSFC;

               NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Parties hereto agree as follows:

                                      ARTICLE 1
                             MERGER-TERMS AND CONDITIONS

               1.1  Applicable Law

               On the Effective Date, Acquired Corporation shall be merged with and into SSFC which shall be the surviving corporation in the merger (the "Merger") and shall continue its corporate existence under the laws of the State of Delaware. The Merger shall be undertaken pursuant to the provisions of and with the effect provided in the Delaware General Corporation Law ("DGCL") and, to the extent applicable, the Florida Business Corporation Act ("FBCA"). The offices and facilities of Acquired Corporation shall become the offices and facilities of SSFC.

               1.2  Corporate Existence; Name of Surviving Corporation.

               On the Effective Date, the corporate existence of Acquired Corporation shall be merged into and continued in SSFC. All rights, franchises and interests of Acquired Corporation and SSFC, respectively, in and to every type of property (real, personal and mixed) and chooses in action shall be transferred to and vested in SSFC by virtue of the Merger without any deed or other transfer SSFC on the Effective Date, and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations and all other rights and interests as trustee, executor, administrator, transfer agent and registrar of stocks and bonds, guardian of estates, assignee, and receiver and in every other fiduciary capacity and in every agency, and capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by Acquired Corporation on the Effective Date. Simultaneously with the effective time and date of the merger, or as soon thereafter as is reasonably practicable the name of SSFC shall be changed to Southern Security Bank Corporation.

               1.3  Articles of Incorporation and Bylaws.

               On the Effective Date, the certificate of incorporation and bylaws of SSFC shall be the restated certificate of incorporation and bylaws of SSFC as they exist immediately before the Effective Date.

               1.4  SSFC's Officers and Board

               The members of the Board of Directors and the officers of the Surviving Corporation immediately at the effective time and date of the Merger shall be those persons who were members of the Board of Directors and the officers of the Acquired Corporation at the Effect Date of the Merger. SSFC's stockholders and Board of Directors shall take all actions necessary to accomplish the foregoing.

               1.5  Stockholder Approval.

               This Agreement shall be submitted to the shareholders of Acquired Corporation at a stockholders meeting ("Stockholder Meeting") to be held as promptly as practicable consistent with the satisfaction of the conditions set forth in this Agreement. Upon approval by the requisite vote of the shareholders of Acquired Corporation as required by applicable Law, the Merger shall become effective as soon as practicable thereafter in the manner provided in section 1.7 hereof.

               1.6  Further Acts.

               If, at any time after the Effective Date, SSFC shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable (i) to vest, perfect, confirm or record, in SSFC, title to and possession of any property or right of Acquired Corporation, acquired as a result of the Merger, or (ii) otherwise to carry out the purposes of this Agreement, Acquired Corporation's officers and directors shall execute and deliver all such proper deeds, assignments and assurances in law and do all acts necessary or property to vest, perfect or confirm title to, and possession of, such property or rights in SSFC and otherwise to carry out the purposes of this Agreement; and the proper officers and directors of SSFC are fully authorized in the name of Acquired Corporation to take any and all such action.

               1.7  Effective Date.

               Subject to the terms of all requirements of Law and the conditions specified in this Agreement, the Merger shall become effective on the date specified in the Certificate of Merger to be issued by the Secretary of State of the State of Delaware (such time being herein called the "Effective Date"). On the Effective Date or as soon as practicable thereafter, SSFC shall cause itself to be qualified to conduct business as a foreign corporation in the State of Florida.

                                      ARTICLE 2
                       CONVERSION OF ACQUIRED CORPORATION STOCK

               2.1  Conversion of Acquired Corporation Stock.

               (a) On the Effective Date, each share of Class A common stock of Acquired Corporation outstanding and held by Acquired Corporation's shareholders shall be converted by operation of law and without any action by any holder thereof into one-third the number of shares of SSFC Class A Common Stock.

               (b) On the Effective Date, each of Series A convertible preferred stock of Acquired Corporation outstanding and held by Acquired Corporation's shareholders shall be converted by operation of law and without any action by the holder thereof into one-third the number of SSFC Series A Convertible Preferred Stock.

               (c)

                    (i) On the Effective Date, SSFC shall assume all Acquired Corporation Options outstanding, and each such option shall cease to represent a right to acquire Acquired Corporation common stock and shall, instead, represent the right to acquire SSFC Common Stock on substantially the same terms applicable to the Acquired Corporation Options except that the number of shares of SSFC Common Stock to be issued pursuant to such options shall equal one-third the number of shares of Acquired Corporation's Class A common stock subject to such Acquired Corporation Options.

                    (ii) Subsequent to becoming a reporting company under
                         the rules of the Securities Exchange Act of 1934, SSFC shall file at its expense a registration statement in an appropriate form with respect to the shares of the SSFC's Common Stock to be issued pursuant to such options and shall use its reasonable best efforts to secure and maintain the effectiveness of such registration statement for so long as such options remain outstanding. Such shares shall also be registered or qualified for sale under the securities laws of any state in which registration or qualification is necessary.

               2.2  Surrender of Acquired Corporation Stock

               After the Effective Date, each holder of an outstanding certificate or certificates which prior thereto represented shares of Acquired Corporation Stock who is entitled to receive SSFC Common or Preferred Stock shall be entitled, upon surrender to SSFC of his certificate or certificates representing shares of Acquired Corporation Stock (or an affidavit or affirmation by such holder of the loss, theft, or destruction of such certificate or certificates in such form as SSFC may reasonably require and, if SSFC reasonably requires, a bond of indemnity in form and amount, and issued by such sureties, as SSFC may reasonably require), to receive in exchange therefor a certificate or certificates representing the number of whole shares of SSFC Common or Preferred Stock into and for which the shares of Acquired Corporation Stock so surrendered shall have been converted, such certificates to be of such denominations and registered in such names as such holder may reasonably request. Until so surrendered and exchanged, each such outstanding certificate which, prior to the Effective Date, represented shares of Acquired Corporation Stock and which is to be converted into SSFC Common or Preferred Stock shall for all purposes evidence ownership of SSFC Common or Preferred Stock into and for which shares shall have been so converted, except that no dividends or other distributions with respect to such SSFC Common or Preferred Stock shall be made until the certificates previously representing shares of Acquired Corporation Stock shall have been properly tendered.

               2.3  Fractional Shares.

               No fractional shares of SSFC Common or Preferred Stock shall be issued, and each holder of shares of Acquired Corporation Stock having fractional interest arising upon the conversion of such shares into SSFC Common or Preferred Stock shall, at the time of surrender of the certificates previously representing Acquired Corporation Stock, be paid by SSFC an amount in cash equal to the book value of such fractional share on the financial statements of SSFC as of the Effective Date.

               2.4  Adjustments.

               In the event that prior to the Effective Date SSFC Common Stock shall be changed into a different number of shares or a different class of shares by reason of any recapitalization or reclassification, stock dividend, combination, stock split, or reverse stock split of the SSFC Common Stock, an appropriate and proportionate adjustment shall be made in the number of shares of SSFC Common Stock into which the Acquired Corporation Stock shall be converted.

               2.5  SSFC Stock.

               The shares of Common issued and outstanding immediately before the Effective Date shall continue to be issued and outstanding shares of SSFC, subject to Section 3.2 below. No shares of Preferred Stock of SSFC shall be issued and outstanding immediately before the Effective Date.

               2.6  Dissenting Rights.

               Any shareholder of Acquired Corporation who shall not have voted in favor of this Agreement and who has complied with the applicable procedures set forth in the FBCA relating to rights of dissenting shareholders, shall be entitled to receive payment for the fair value of his/her/its Acquired Corporation stock. If, after the Effective Date, a dissenting shareholder of Acquired Corporation fails to perfect, or effectively withdraws or loses, his/her/its right to appraisal and payment for his shares of Acquired Corporation Stock is entitled under Section 2.1 (without interest) upon surrender of such holder of the certificate or certificates representing shares of Acquired Corporation Stock held by him/her/it.

                                      ARTICLE 3
                  REPRESENTATIONS, WARRANTIES AND COVENANTS OF SSFC

               SSFC represents, warrants and covenants to and with Acquired Corporation as follows:

               3.1  Organization.

               SSFC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. SSFC has the necessary corporate powers to carry on its business as presently conducted and is qualified to do business in every jurisdiction in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification or in which the failure to qualify could, individually or in the aggregate, have a material adverse effect.

               3.2  Capital Stock.

               The authorized capital stock of SSFC consists of (a) 30,000,000 shares of Class A Common Stock, $0.01 par value per share, of which, 602,500 shares are validly issued and outstanding, fully paid and nonassessable and are not subject to preemptive rights, (b) 5,000,000 shares of Class B Common Stock, $0.01 par value, none of which are issued and outstanding, and
          (c) 5,000,000 shares of Preferred Stock $0.01 par value per share, none of which are issued and outstanding. Prior to the Effective Date SSFC shall effectuate a 2.352707 to 1 reverse split of its outstanding and issued Class A Common Stock. The shares of SSFC Common Stock to be issued in the Merger are or will be upon the stockholder approval referenced in the following sentence duly authorized and, when so issued, will be validly issued and outstanding, fully paid and nonassessable.

               3.3  Financial Statements; Taxes.

               (a) SSFC has delivered to Acquired Corporation copies of the audited financial statements dated as of June 30, 1997.

                    All such financial statements are in all material respects in accordance with the books and records of SSFC and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated, all as more particularly set forth in the notes to such statements.

               (b) All tax returns required to be filed by or on behalf of SSFC have been timely filed (or requests for extensions therefor have been timely filed and granted and have not expired), and all returns filed are complete and accurate in all material respects. All taxes shown on these returns to be due and all additional assessments received have been paid.

               3.4  No Conflict with Other Instruments.

               The consummation of the transactions contemplated by this Agreement will not result in a breach of or constitute a default (without regard to the giving of notice or the passage of time) under any material contract, indenture, mortgage, deed of trust or other material agreement or instrument to which SSFC is a party or by which its assets may be bound; will not conflict with any provision of the amended certificate of incorporation or bylaws of SSFC; and will not violate any provision of any Law, regulation, judgment or decree binding on it or any of its assets.

               3.5  Absence of Material Adverse Change.

               Since the date of the most recent balance sheet provided under section 3.3(a) above, there have been no events, changes, or occurrences which have had or are reasonably likely to have, individually or in the aggregate, a material adverse effect on SSFC.

               3.6  Approval of Agreements.

               The Board of Directors of SSFC and the stockholders of SSFC have approved this Agreement and the transactions contemplated by it and has authorized the execution and delivery by SSFC of this Agreement. This Agreement constitutes the legal, valid and binding obligation of SSFC, enforceable against it in accordance with its terms. Subject to the matters referred to in section
          7.2 hereof, SSFC has full power, authority and legal right to enter into this Agreement and to consummate the transactions contemplated by this Agreement. SSFC has no knowledge of any fact or circumstance under which the appropriate regulatory approvals required by section 7.2 will not be granted without the imposition of material conditions or material delays.

               3.7  Tax Treatment.

               SSFC has no present plan to sell or otherwise dispose of any of the assets of Acquired Corporation, subsequent to the Merger, and SSFC intends to continue the historic business of Acquired Corporation.

               3.8  Title and Related Matters.

               SSFC has good and marketable title to all the properties, interests in properties and assets, real and personal, reflected in the most recent balance sheet referred to in section 3.3(a), or acquired after the date of such balance sheet (except properties, interests and assets sold or otherwise disposed of since such date, in the ordinary course of business), free and clear of all mortgages, liens, pledges, charges or encumbrances except (i) mortgages and other encumbrances referred to in the notes of such balance sheet, (ii) lines for current taxes not yet due and payable and (iii) such imperfections of title and easements as do not materially detract from or interfere with the present use of the properties subject thereto or affected thereby, or otherwise materially impair present business operations at such properties. To the knowledge of SSFC, the material structure and equipment of SSFC comply in all material respects with the requirements of all applicable laws.

               3.9  Contracts.

               SSFC is not in default in any material respect under the terms of any material contract, agreement, lease or other commitment which is or may be material to the business, operations, properties or assets, or the condition, financial or otherwise, of such company and, to the knowledge of SSFC, there is no event which, with notice or lapse of time, or both, may be or become an event of default under any such material contract, agreement, lease or other commitment in respect of which adequate steps have not been taken to prevent such a default from occurring.

               3.10  Litigation.

               There is no litigation before or by any court or agency, domestic or foreign, now pending, nor, to the knowledge of SSFC, threatened against or affecting (nor is SSFC aware of any facts which could give rise to any such litigation).

               3.11  Compliance.

               SSFC to the knowledge of SSFC, is in material compliance with all material federal, state or local laws applicable to their or the conduct of its business.

               3.12  Registration Statement.

               SSFC has filed a registration statement on Form 10SB which, when it becomes effective, will comply in all material respects with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder, will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made; not misleading.

               3.13  Brokers.

               All negotiations relative to this Agreement and the transactions contemplated by this Agreement have been carried on by SSFC directly with Acquired Corporation and without the intervention of any other person, either as a result of any act of SSFC or otherwise in such manner as to give rights to any valid claim against SSFC for finders fees, brokerage commissions or other like payments.

               3.14  Disclosure.

               No representation or warranty, or any statement or certificate furnished or to be furnished to Acquired Corporation by SSFC, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained in this Agreement or in any such statement or certificate not misleading.

                                      ARTICLE 4
                      REPRESENTATIONS, WARRANTIES AND COVENANTS
                               OF ACQUIRED CORPORATION

               Acquired Corporation represents, warrants and covenants to and with SSFC, as follows:

               4.1  Organization.

               Acquired Corporation is a Florida corporation, and the Bank is a Florida state bank. The Acquired Corporation and the Bank are duly organized, validly existing and in good standing under the respective Laws of their jurisdictions of incorporation and each has all requisite power and authority to carry on its business as it is now being conducted and is qualified to do business in every jurisdiction in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification or in which the failure to qualify could, individually, or in the aggregate, have a material adverse effect.

               4.2  Capital Stock.

               The authorized capital stock of Acquired Corporation consists of 20,000,000 shares of Class A common stock $0.01 par value per share, of which 14,910,613 shares are issued and outstanding; 5,000,000 shares of Class B common stock $0.01 par value, none of which are issued and outstanding; 1.200,000 shares of Series A preferred convertible shares, $0.01 par value, of which no shares are issued and outstanding. In addition, the Acquired Corporation has authorized and issued to its Officers and directors options that expire over ten year terms, at option exercise prices when granted equating to 110% of the then net book value per share for common stock, 2,311,080 of which options have been granted as of September 30, 1997.

               Except for the foregoing, Acquired Corporation does not have any other arrangements or commitments obligating it to issue shares of its capital stock or any securities convertible into or having the right to purchase shares of its capital stock, other than the stock option plans incorporated in the employment contracts entered into with Philip C. Modder and James L. Wilson.

               4.3  Subsidiaries.

               Acquired Corporation has not direct Subsidiaries other than the Bank, and there are no Subsidiaries of the Bank. Acquired Corporation owns 96.6% of the issued and outstanding capital stock of the Bank fee and clear of any liens, claims or encumbrances of any kind. All of the issued and outstanding shares of capital stock of the Subsidiaries have been validly issued and are fully paid and nonassessable. The Bank has no arrangements or commitments obligating it to issue shares of its capital stock or any securities convertible into or having the right to purchase shares of its capital stock, other than its stock option plan for its officers and directors.

               4.4  Financial Statements; Taxes.

               (a) Acquired Corporation has delivered to SSFC copies of its audited financial statements dated December 31, 1996.

                    All of the foregoing financial statements are in all material respects in accordance with the books and records of Acquired Corporation and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated, except for changes required by GAAP, all as more particularly set forth in the notes to such statements.

                    Each of such balance sheet presents fairly as of its date the financial condition of Acquired Corporation. Except as and to the extent reflected or reserved against in such balance sheets (including the notes thereto), Acquired Corporation did not have, as of the date of such balance sheets, any material Liabilities or obligations (absolute or contingent) of a nature customarily reflected in a balance sheet or the notes thereto. The statements of income, stockholders' equity and cash flows present fairly the results of operation, changes in shareholders equity and cash flows of Acquired Corporation for the periods indicated.

               (b) All tax returns required to be filed by or on behalf of Acquired Corporation have been timely filed (or requests for extensions therefor have been timely filed and granted and have not expired), and all returns filed are complete and accurate in all material respects. All Taxes shown on these returns to be due and all additional assessments received have been paid. The amounts recorded for Taxes on the balance sheets provided under section 4.4(a) are, to the knowledge of Acquired Corporation, sufficient in all material respects for the payment of all unpaid federal, state, county, local, foreign and other Taxes (including any interest or penalties) of Acquired Corporation accrued for or applicable to the period ended on the dates thereof, and all years and periods prior thereto and for which Acquired Corporation may at such dates have been liable in its own right or as a transferee of the assets of, or as successor to, any other corporation or other party. No audit, examination or investigation is presently being conducted or, to the knowledge of Acquired Corporation, threatened by any taxing authority which is likely to result in a material tax liability, no material unpaid tax deficiencies or additional liability of any sort have been proposed by any governmental representative and no agreements for extension of time for the assessment of any material amount of Tax have been entered into by or on behalf of Acquired Corporation. Acquire Corporation has not executed an extension or waiver of any statute of limitations on the assessment or collection of any tax due that is currently in effect.

               (c) Acquired Corporation and the Bank have withheld from their employees (and timely paid to the appropriate governmental entity) proper and accurate amounts for all periods in material compliance with all Tax withholding provisions of applicable federal, state, foreign and local Laws (including without limitation, income, social security and employment tax withholding for all types of compensation).

               4.5  Absence of Certain Changes or Events.

               Since the date of the most recent balance sheet provided under section 4.4(a) above, neither Acquired Corporation nor the Bank have

               (a) issued, delivered or agreed to issue or deliver any stock, bonds or other corporate securities (whether authorized and unissued or held in the treasury) except shares of common stock issued upon the exercise of Acquired Corporation. Options and shares issued as director's qualifying shares;

               (b) borrowed or agreed to borrow any funds or incurred, or become subject to, any liability (absolute or contingent) except borrowings, obligations (including purchase of federal funds) and Liabilities incurred in the ordinary course of business and consistent with past practice;

               (c) paid any material obligation or Liability (absolute or contingent) other than current liabilities reflected in or shown on the most recent balance sheet referred to in section 4.4(a) and current liabilities incurred since that date in the ordinary course of business and consistent with past practice;

               (d) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to shareholders, or purchased or redeemed, or agreed to purchase or redeem, directly or indirectly, or otherwise acquire, any of its outstanding securities;

               (e) except in the ordinary course of business, sold or transferred, or agreed to sell or transfer, any of its assets, or canceled, or agreed to cancel any debts or claims;

               (f) except in the ordinary course of business, entered or agreed to enter into any agreement or arrangement granting any preferential rights to purchase any of its assets, or requiring the consent of any party to the transfer and assignment of any of its assets;

               (g) suffered any Losses or waived any rights of value which in either event in the aggregate are material considering its business as a whole;

               (h) except in the ordinary course of business, made or permitted any amendment or termination of any contract, agreement or license to which it is a party if such amendment or termination is material considering its business as a whole;

               (i) except in accordance with normal and usual practice, made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee;

               (j) except in accordance with normal and usual practice, increased the rate of compensation payable to or to become payable to any of its officers or employees or made any material increase in any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement or other employee benefit plan, payment or arrangement made to, for or with any of its officers or employees;

               (k) received notice or had knowledge or reason to believe that any of its substantial customers has terminated or intends to terminate its relationship, which termination would have a material adverse effect on its financial condition, results of operations, business, assets or properties;

               (l) failed to operate its business in the ordinary course so as to preserve its business intact and to preserve the goodwill of its customers and others with whom it has business relations;

               (m) entered into any other material transaction other than in the ordinary course of business; or

               (n)   agreed in writing, or otherwise, to take any action
                    described in clauses (a) through (m) above.

               Between the date hereof and the Effective Date, neither Acquired Corporation nor the Bank, without the express written approval of SSFC, will do any of the things listed in clauses (a) through (n) of this section 4.5 except as permitted therein or as contemplated in this Agreement, and no Acquired Corporation Company will enter into or amend any material Contract, other than Loans or renewals thereof entered into in the ordinary course of business, without the express written consent of SSFC.

               4.6  Title.

               Acquired Corporation has good and marketable title to all the properties, interest in properties and assets, real and personal, reflected in the most recent balance sheet referred to in section 4.4(a) hereof, or acquired after the date of such balance sheet (except properties, interests and assets sold or otherwise disposed of since such date, in the ordinary course of business), free and clear of all mortgages, liens, pledges, charges or encumbrances except (i) mortgages and other encumbrances referred to in the notes to such balance sheet, (ii) liens for current taxes not yet due and payable and (iii) such imperfections of title and easements as do not materially detract from or interfere with the present use of the properties subject thereto or affected thereby, or otherwise materially impair present business operations at such properties. To the knowledge of Acquired Corporation, the material structures and equipment of the Bank comply in all material respects with the requirements of all applicable Laws.

               4.7  Commitments.

               Neither Acquired Corporation and the bank are a party to any undisclosed oral or written (i) Contracts for the employment of any officer or employee which is not terminable on 30 days' (or less) notice, other than the employment contracts recited in section 9.7 hereof, (ii) profit retirement plan, agreement or arrangement, (iii) loan agreement, indenture or similar agreement relating to the borrowing of money by such party, (iv) guaranty of any obligation for the borrowing of money or otherwise, excluding endorsements made for collection, and guaranties made in the ordinary course of business, (v) consulting or other similar material Contract, (vi) collective bargaining agreement,
          (vii) agreement with any present or former officer, director or shareholder of such party, or (viii) other contract, agreement or other commitment which is material to the business, operations, property, prospects or assets or to the condition, financial or otherwise, of the Bank. Complete and accurate copies of all contracts, plans and other items so listed have been made or will be made available to SSFC for inspection.

               4.8  Charter and Bylaws.

               The articles of incorporation and bylaws of Acquired Corporation and the Bank, including all amendments thereto, previously provided to SSFC, are currently in effect. There will be no changes in such articles of incorporation or bylaws prior to the Effective Date, without the prior written consent of SSFC.

               4.9  Litigation.

               There is no Litigation (whether or not purportedly on behalf of Acquired Corporation) pending or, to the knowledge of Acquired Corporation, threatened against or affecting Acquired Corporation and the Bank (nor is Acquired Corporation aware of any facts which are likely to give rise to any such Litigation) at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or before any arbitrator of any kind, which involves the possibility of any judgment or Liability not fully covered by insurance in excess of a reasonable deductible amount or which may have a material adverse effect on Acquired Corporation, and neither Acquired Corporation nor the Bank is in default with respect to any judgement, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental department, commission, board, bureau, agency or instrumentality, which default would have material adverse effect on Acquired Corporation. To the knowledge of Acquired Corporation, each Acquired Corporation Company has complied in all material respects with all material applicable laws and regulations including those imposing Taxes, of any applicable jurisdiction and of all states, municipalities, other political subdivisions and agencies, in respect of the ownership of its properties and the conduct of its business, which, if not complied with, would have material adverse effect on Acquired Corporation.

               4.10  Material Contract Defaults.

               Neither Acquired Corporation nor the Bank is in default in any material respect under the terms of any material contract, agreement, lease or other commitment which is or may be material to the business, operations, properties or assets, or the condition, financial or otherwise, of such company and, to the knowledge of Acquired Corporation, there is no event which, with notice or lapse of time, or both, may be or become an event of default under any such material contract, agreement, lease or other commitment in respect of which adequate steps have not been taken to prevent such a default from occurring.

               4.11  No Conflict with Other Instrument.

               The consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of or constitute a default under any material contract, indenture, mortgage, deed of trust or other material agreement or instrument to which either Acquired Corporation or the Bank is a party and will not conflict with any provision of the charter or bylaws of Acquired Corporation or the Bank.

               4.12  Governmental Authorization.

               Acquired Corporation and the Bank have all permits that, to the knowledge of Acquired Corporation, are or will be legally required to enable Acquired Corporation and the Bank to conduct their business in all material respects as now conducted by Acquired Corporation and the Bank.

               4.13  Absence of Regulatory Communications.

               Neither Acquired Corporation nor the Bank is subject to, nor has Acquired Corporation or the Bank received during the past three years, any written communication directed specifically to it from any agency to which it is subject or pursuant to which such agency has imposed or has indicated it may impose any material restrictions on the operations of it or the business conducted by it or in which such Agency has raised any material question concerning the condition, financial or otherwise, of such company.

               4.14  Absence of Material Adverse Change.

               To the knowledge of Acquired Corporation, since the date of the most recent balance sheet provided under section 4.4(a) hereof, there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a material adverse effect on Acquired Corporation or the Bank.

               4.15  Insurance.

               Acquired Corporation and the Bank have in effect insurance overage and bonds with reputable insurers which, in respect to amounts, types and risks insured, management of Acquired Corporation reasonably believes to be adequate for the type of business conducted by Acquired Corporation and the Bank. Neither Acquired nor the Bank is liable for any material retroactive premium adjustment. All insurance policies and bonds are valid, enforceable and in full force and effect, and neither Acquired Corporation nor the Bank has received any notice of any material premium increase or cancellation with respect to any of its insurance policies or bonds. Within the last three years, neither Acquired Corporation nor the Bank has been refused any insurance coverage which it has sought or applied for, and it has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums that do not result from any extraordinary loss experience. All policies of insurance presently held or policies containing substantially equivalent coverage will be outstanding and in full force with respect to Acquired Corporation and the Bank at all times from the date hereof to the Effective Date.

               4.16  Pension and Employee Benefit Plans.

               (a) To the knowledge of Acquired Corporation, all employee benefit plans of Acquired Corporation and the Bank have been established in compliance with, and such plans have been operated in material compliance with, all applicable Laws.

                    Except as may have been previously disclosed to SSFC, neither Acquired Corporation nor the Bank sponsors or otherwise maintains a "pension plan" within the meaning of section 3(2) of ERISA or any other retirement plan other than the defined benefit plan of

                    Acquired Corporation that is intended to qualify under
                    section 401 of the Code, nor do any unfunded
                    Liabilities exist with respect to any employee benefit plan, past or present. To the knowledge of Acquired Corporation, no employee benefit plan, any trust created thereunder or any trustee or administrator thereof has engaged in a "prohibited transaction," as defined in section 4975 of the Code, which may have a material adverse effect on the condition, financial or otherwise, of any Acquired Corporation Company.

               (b) To the knowledge of Acquired Corporation, no amounts payable to any employee of Acquired Corporation or the Bank will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code and regulations thereunder.

               4.17  Buy-Sell Agreement.

               To the knowledge of Acquired Corporation, there are no agreements among any of its shareholders granting to any person or persons a right of first refusal in respect of the sale, transfer, or other disposition of shares of outstanding securities by any shareholder of Acquired Corporation, any similar agreement or any voting agreement or voting trust in respect of any such shares.

               4.18  Brokers.

               All negotiations relative to this Agreement and the transactions contemplated by this Agreement have been carried on by Acquired Corporation directly with SSFC and without the intervention of any other person, either as a result of any act of Acquired Corporation, or otherwise, in such manner as to give rise to any valid claim against Acquired Corporation for a finder's fee, brokerage commission or other like payment.

               4.19  Approval of Agreement.

               The Board of Directors of Acquired Corporation has approved this Agreement and the transactions contemplated by this Agreement and has authorized the execution and delivery by Acquired Corporation of this Agreement.

               Subject to the matters referred to in section 7.2, Acquired Corporation has full power, authority and legal right to enter into this Agreement, and, upon appropriate vote of the shareholders of Acquired Corporation in accordance with this Agreement, Acquired Corporation shall have full power, authority and legal right to consummate the transactions contemplated by this Agreement.

               4.20  Disclosure.

               No representation or warranty, nor any statement or certificate furnished or to be furnished to SSFC by Acquired Corporation, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained in this Agreement or in any such statement or certificate not misleading.

               4.21  Registration Statement.

               At the time the registration statement on Form 10SB becomes effective and at the time of the stockholders meeting, the Registration Statement will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

               4.22  Loans; Adequacy of Allowance for Loan Losses.

               All reserves for loan losses shown on the most recent financial statements furnished by Acquired Corporation have been calculated in accordance with prudent and customary banking practices and are adequate in all material respects to reflect the risk inherent in the loans of Acquired Corporation. Acquired Corporation has no knowledge of any fact which is likely to require a future material increase in the provision for loan losses or a material decrease in the loan loss reserve reflected in such financial statements. Each loan reflected as an asset on the financial statements of Acquired Corporation is the legal, valid and binding obligation of the obligor or each loan, enforceable in accordance with its terms subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors' rights generally and to general equitable principles. Acquired Corporation does not have in its portfolio any loan exceeding its legal lending limit, and, Acquired Corporation has no known significant delinquent, substandard, doubtful, loss, non performing or problem loans which have not been disclosed to SSFC.

               4.23  Environmental Matters.

               To the knowledge of Acquired Corporation, Acquired Corporation and the bank each is in material compliance with all Laws and other governmental requirements relating to the generation, management, handling, transportation, treatment, disposal, storage, delivery, discharge, release or emission of any waste, pollution, or toxic, hazardous or other substance (the "Environmental Laws") and Acquired Corporation has no knowledge that Acquired Corporation or the Bank have not complied with all regulations and requirements promulgated by the Occupational Safety and Health Administration that are applicable to any Acquired Corporation Company. To the knowledge of Acquired Corporation, there is no Litigation pending or threatened with respect to any violation or alleged violation of the Environmental Laws. To the knowledge of Acquired Corporation, with respect to assets of or owned by Acquired Corporation or the Bank, including any Loan Property, (i) there has been no spillage, leakage, contamination or release of any substances for which the appropriate remedial action has not been completed;
          (ii) no owned or leased property is contaminated with or contains any hazardous substance or waste; and (iii) there are no underground storage tanks on any premises owned or leased by Acquired Corporation or the Bank. Acquired Corporation has no knowledge of any facts which might suggest that either Acquired Corporation or the Bank has engaged in any management practice with respect to any of its past or existing borrowers which could reasonably be expected to subject Acquired Corporation or the Bank to any liability.

               4.24  Transfer of Shares.

               Acquired Corporation has no knowledge of any plan or intention on the part of Acquired Corporation's shareholders to sell or otherwise dispose of any of the SSFC Common Stock to be received by them in the Merger that would reduce such shareholders' ownership to a number of shares having, in the aggregate, a fair market value of less than fifty (50%) percent of the total fair market value of Acquired Corporation common stock outstanding immediately before the Merger.

               4.25  Collective Bargaining.

               There are no labor contracts, collective bargaining agreements, letters of undertakings or other arrangements, formal or informal, between Acquired Corporation and the Bank and any union or labor organization covering any employees of Acquired Corporation or the Bank and none of said employees are represented by any union or labor organization.

               4.26  Labor Disputes.

               To the knowledge of Acquired Corporation, Acquired Corporation and the Bank are in material compliance with all federal and state laws respecting employment and employment practices, terms and conditions of employment, wages and hours. Neither Acquired Corporation nor the Bank is or has been engaged in any unfair labor practice, and to the knowledge of Acquired Corporation, no unfair labor practice complaint against Acquired Corporation or the Bank is pending before the National Labor Relations Board. Relations between management of Acquired Corporation and the Bank and their employees are amicable and there have not been, nor to the knowledge of Acquired Corporation, are there presently, any attempts to organize employees, nor to the knowledge of Acquired Corporation, are there plans for any such attempts.

                                      ARTICLE 5
                                 ADDITIONAL COVENANTS

               5.1  Additional Covenants of SSFC.

               SSFC covenants to and with Acquired Corporation as follows:

               (a) Registration Statement and Other Filings. SSFC has prepared and filed with the SEC the Registration Statement and all amendments and supplements thereto, in form reasonably satisfactory to Acquired Corporation and its counsel, with respect to the Common Stock to be issued pursuant to this Agreement. SSFC shall use reasonable good faith efforts to prepare all necessary filings with any Agencies which may be necessary for approval to consummate the transactions contemplated by this Agreement. SSFC shall provide to counsel for Acquired Corporation for review and comment (i) copies of drafts of all filings made pursuant to this section 5.1(a) in advance of filing, (ii) copies of documents as filed, and (iii) copies of any correspondence between SSFC and any Agencies, including the SEC, respecting the filings made pursuant to this section 5.1(a).

               (b) Financial Statements. With reasonable promptness, SSFC shall furnish Acquired Corporation with such additional financial data as Acquired Corporation may reasonably request.

               (c) No Control of Acquired Corporation by SSFC. Notwithstanding any other provision hereof, until the Effective Date, the authority to establish and implement the business policies of Acquired Corporation shall continue to reside solely in Acquired Corporation's officers and Board of Directors.

               (d) Employee Benefit Matters. On the Effective Date, all employees of Acquired Corporation shall either become employees of SSFC or be entitled to severance benefits in accordance with the severance policy of Acquired Corporation as of the date of this Agreement.

               (e)  Indemnification.

                    (i) Subject to the conditions set forth in the succeeding paragraph, for a period of six years after the Effective Date SSFC shall indemnify, defend and hold harmless each person entitled to indemnification from the Acquired Corporation (each being an "Indemnified Party") against all liabilities arising out of actions or omissions occurring upon or prior to the Effective Date (including without limitation the transactions contemplated by this Agreement) to the extent authorized under the articles of incorporation and bylaws of Acquired Corporation and Florida law.

                    (ii) Any Indemnified Party wishing to claim
                         indemnification under this subsection (g), upon learning of any such liability or Litigation, shall promptly notify SSFC thereof. In the event of any such Litigation (whether arising before or after the Effective Date) (i) SSFC shall have the right to assume the defense thereof with counsel reasonably acceptable to such Indemnified Party and, upon assumption of such defense, SSFC shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if SSFC elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between SSFC and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and SSFC shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, that SSFC shall be obligated pursuant to this subsection to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction, (ii) the Indemnified Parties will cooperate in the defense of any such litigation; and (iii) SSFC shall not be liable for any settlement effected without its prior consent; and provided further provided that SSFC shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

                    (iii)In consideration of and as a condition precedent
                         to the effectiveness of the indemnification obligations provided by SSFC in this section to a director or officer of the Acquired Corporation, such director or officer of the Acquired Corporation shall have delivered to SSFC on or prior to the Effective Date a letter in form reasonably satisfactory to SSFC concerning claims such directors or officers may have against Acquired Corporation. In the letter, the directors or officers shall: (i) acknowledge the assumption by SSFC as of the Effective Date of all Liability (to the extent Acquired Corporation is so liable) for claims for indemnification arising under section 5.1(e) hereof; (ii) affirm that they do not have nor are they aware of any claims they might have (other than those referred to in the following clause (iii)) against Acquired Corporation; (iv) identify any claims or any facts or circumstances of which they are aware that could give rise to a claim for indemnification under section 5.1(e) hereof; and (iv) release as of the Effective Date any and all claims that they may have against Acquired Corporation or the Bank other than (A) those referred to in the foregoing clause (iii) and disclosed in the letter of the director or officer, (B) claims by third parties which have not yet been asserted against such director or officer (other than claims arising from facts and circumstances of which such director or officer is aware but which are not disclosed in such director or executive officer's letter), (C) claims by third parties arising from any transaction contemplated by this Agreement and
                         (D) claims by third parties arising in the ordinary course of business of Acquired Corporation after the date of the letter.

                    (iv) Acquired Corporation hereby represents and
                         warrants to SSFC that it has no knowledge of any claim, pending or threatened, or of any facts or circumstances that could give rise to any obligation by SSFC to provide the indemnification required by this section 5.1(e) other than as disclosed in the letters of the directors and executive officers referred to in section 5.1(e)(iii) hereof and claims arising from any transaction contemplated by this Agreement.

               5.2  Additional Covenants of Acquired Corporation.

               Acquired Corporation covenants to and with SSFC as follows:

               (a) Operations. Acquired Corporation will conduct its business and the business of the Bank in a proper and prudent manner and will use its best efforts to maintain its relationships with its depositors, customers and employees. Neither Acquired Corporation nor the Bank will engage in any material transaction outside the ordinary course of business or make any material change in its accounting policies or methods of operation, nor will Acquired Corporation permit the occurrence of any change or event which would render any of the representations and warranties in Article 4 hereof untrue in any material respect at and as of the Effective Date with the same effect as though such representations and warranties had been made at and as of such Effective Date.

               (b) Stockholders Meeting; Best Efforts. Acquired Corporation will cooperate with SSFC in the preparation of the Registration Statement and any regulatory filings and will cause the stockholders meeting to be held for the purpose of approving the Merger as soon as practicable after the effective date of the Registration Statement, and will use its best efforts to bring about the transactions contemplated by this Agreement, including stockholder approval of this Agreement, as soon as practicable unless this Agreement is terminated as provided herein.

               (c) Director Recommendation. The members of the Board of Directors of Acquired Corporation agree to support publicly the Merger.

               (d) Financial Statements. Acquired Corporation shall furnish to SSFC with reasonable promptness, such additional financial data as SSFC may reasonably request; and

               (e) Fiduciary Duties. Prior to the Effective Date, (i) no director or officer (each an "Executive") of Acquired Corporation shall, directly or indirectly, own, manage, operate, join, control, be employed by or participate in the ownership, proposed ownership, management, operation or control of or be connected in any manner with, any business, corporation or partnership which is competitive to the business of Acquired Corporation, except that a director or officer may own stock in a publicly traded competitive business, (ii) all Executives, at all times, shall satisfy their fiduciary duties to Acquired Corporation and the Bank, and (iii) such Executives shall not (except as required in the course of his or her employment with Acquired Corporation or the Bank) communicate or divulge to, or use for the benefit of himself or herself or any other person, firm, association or corporation, without the express written consent of Acquired Corporation, any confidential information which is possessed, owned or used by or licensed by or to Acquired Corporation or the Bank or confidential information belonging to third parties which Acquired Corporation or the Bank shall be under obligation to keep secret or which may be communicated to, acquired by or learned of by the Executive in the course of or as a result of his or her employment with Acquired Corporation or the Bank.

                                      ARTICLE 6

                           MUTUAL COVENANTS AND AGREEMENTS

               6.1  Best Efforts; Cooperation

               Subject to the terms and conditions herein provided, SSFC and Acquired Corporation each agrees to use its best efforts promptly to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise, including, without limitation, promptly making required deliveries of stockholder lists and stock transfer reports and attempting to obtain all necessary Consents and waivers and regulatory approvals, including the holding of any regular or special board meetings, to consummate and make effective, as soon as practicable, the transactions contemplated by this Agreement. The officers of each Party to this Agreement shall fully cooperate with officers and employees, accountants, counsel and other representatives of the other Parties not only in fulfilling the duties hereunder of the Party of which they are officers but also in assisting, directly or through direction of employees and other persons under their supervision or control, such as stock transfer agents for the Party, the other Parties requiring information which is reasonably available from such Party.

               6.2  Press Release.

               Each Party hereto agrees that, unless approved by the other Parties in advance, such Party will not make any public announcement, issue any press release or other publicity or confirm any statements by any person not a party to this Agreement concerning the transactions contemplated hereby. Notwithstanding the foregoing, each Party hereto reserves the right to make any disclosure if such Party, in its reasonable discretion, deems such disclosure required by Law. In that event, such Party shall provide to the other Party the text of such disclosure sufficiently in advance to enable the other Party to have a reasonable opportunity to comment thereon.

               6.3  Access to Properties and Records.

               Each Party hereto shall afford the officers and authorized representatives of the other Party full access to the assets, books and records of such Party in order that such other Parties may have full opportunity to make such investigation as they shall desire of the affairs of such Party and shall furnish to such Parties such additional financial and operating data and other information as to its businesses and assets as shall be from time to time reasonably requested. All such information that may be obtained by such Party will be held in confidence by such party, will not be disclosed by such Party or any of its representatives except in accordance with this Agreement, and will not be used by such Party for any purpose other than the accomplishment of the Merger as provided herein.

               6.4  Notice of Adverse Changes.

               Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a material adverse effect on it or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.


                                      ARTICLE 7

                       CONDITIONS TO OBLIGATIONS OF ALL PARTIES

               The obligations of SSFC and Acquired Corporation to cause the transactions contemplated by this Agreement to be consummated shall be subject to the satisfaction, in the sole discretion of the Party relying upon such conditions, on or before the Effective Date of all the following conditions, except as such Parties may waive such conditions in writing:

               7.1 Approval by Shareholders.

               At the Stockholders Meeting, this Agreement and the matters contemplated by this Agreement shall have been duly approved by the vote of the holders of not less than the requisite number of the issued and outstanding voting securities of Acquired Corporation as is required by applicable Law and Acquired Corporation's articles of incorporation and bylaws.

               7.2 Regulatory Authority Approval.

               Orders, consents and approvals, in form and substance reasonably satisfactory to SSFC and Acquired Corporation, shall have been entered by the Board of Governors of the Federal Reserve System and other appropriate bank regulatory Agencies (i) granting the authority necessary for the consummation of the transactions contemplated by this Agreement hereof and (ii) satisfying all other requirements prescribed by Law. No order, consent or approval so obtained which is necessary to consummate the transactions as contemplated hereby shall be conditioned or restricted in a manner which in the reasonable good faith judgment of the Board of Directors of SSFC or Acquired Corporation would so materially adversely impact the economic benefits of the transaction as contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

               7.3 Litigation.

               There shall be no pending or threatened litigation in any court or any pending or threatened proceeding by any governmental commission, board or agency, with a view to seeking or in which it is sought to restrain or prohibit consummation of the transactions contemplated by this Agreement or in which it is sought to obtain divestiture, rescission or damages in connection with the transactions contemplated by this Agreement and no investigation by any Agency shall be pending or threatened which might result in any such suit, action or other proceeding.


               7.4  Registration Statement

               The registration statement on Form 10SB filed pursuant to the Securities Exchange Act of 1934 shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall be in effect; no proceedings for such purpose, or under the proxy rules of the SEC or any bank regulatory authority with respect to the transactions contemplated hereby, shall be pending before or threatened by the SEC or any bank regulatory authority; and all approvals or authorizations for the offer of SSFC Common Stock shall have been received or obtained pursuant to any applicable state securities Laws, and no stop order or proceeding with respect to the transactions contemplated hereby shall be pending or threatened under any such state Law.

                                      ARTICLE 8

                  CONDITIONS TO OBLIGATIONS OF ACQUIRED CORPORATION

               The obligations of Acquired Corporation to cause the transactions contemplated by this Agreement to be consummated shall be subject to the satisfaction on or before the Effective Date of all the following conditions except as Acquired
          Corporation may waive such conditions in writing:

               8.1  Representations, Warranties and Covenants.

               Notwithstanding any investigation made by or on behalf of Acquired Corporation, all representations and warranties of SSFC contained in this Agreement shall be true in all material respects on and as of the Effective Date as if such representations and warranties were made on and as of such Effective Date, and SSFC shall have performed in all material respects all agreements and covenants required by this Agreement to be performed by it on or prior to the Effective Date.

               8.2  Adverse Changes.

               Thereto shall have been no changes after the date of the most recent balance sheet provided under section 4.4(a) hereof in the results of operations (as compared with the corresponding period of the prior fiscal year), assets, liabilities, financial condition or affairs of SSFC which in their total effect constitute a material adverse effect, nor shall there have been any material changes in the Laws governing the business of SSFC or which would impair the rights of Acquired Corporation or its shareholders pursuant to this Agreement.

               8.3  Certificate.

               In addition to any other deliveries required to be delivered hereunder, Acquired Corporation shall have received a certificate from the President or a Vice President and from the Secretary or Assistant Secretary of SSFC certifying that:

               (a) the Board of Directors of SSFC has duly adopted resolutions approving the substantive terms of this Agreement and authorizing the consummation of the transactions contemplated by this Agreement and such resolutions have not been amended or modified and remain in full force and effect;

               (b) each person executing this Agreement on behalf of SSFC is an officer of SSFC holding the office or offices specified therein and the signature of each person set forth on such certificate is his or her genuine signature;

               (c) the certificate of incorporation and bylaws of Acquired Corporation and the Bank referenced in Section 4.8 hereof remain in full force and effect;

               (d) such persons have no knowledge of a basis for any material claims in any court or before any Agency or arbitration or otherwise against, by or affecting SSFC or the business, prospects, condition (financial or otherwise), or assets of SSFC or which would prevent the performance of this Agreement or the transactions contemplated by this Agreement or declare the same unlawful or cause the rescission thereof;

               (e) to such persons' knowledge, the Proxy Statement delivered to Acquired Corporation's shareholders, or any amendments or revisions thereto so delivered, as of the date thereof, did not contain or incorporate by reference any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made (it being understood that such persons need not express a statement as to information concerning or provided by Acquired Corporation for inclusion in such Proxy Statement); and

               (f) the conditions set forth in this Article 8 insofar as they relate to SSFC have been satisfied.

               8.4  Other Matters.

               There shall have been furnished to such counsel for Acquired Corporation certified copies of such corporate records of SSFC and copies of such other documents as such counsel may reasonably have requested for such purpose.

               8.5  Material Events.

               There shall have been no determination by the Board of Directors of Acquired Corporation that the transactions contemplated by this Agreement have become impractical because of any state of war, declaration of a banking moratorium in the United States or a general suspension of trading on the exchange on which SSFC Common Stock may be traded.

                                      ARTICLE 9

                          CONDITIONS TO OBLIGATIONS OF SSFC

               The obligations of SSFC to cause the transactions contemplated by this Agreement to be consummated shall be subject to the satisfaction on or before the Effective Date of all of the following conditions except as SSFC may waive such conditions in writing:

               9.1  Representations, Warranties and Covenants

               Notwithstanding any investigation made by or on behalf of SSFC, all representations and warranties of Acquired Corporation contained in this Agreement shall be true in all material respects on and as of the Effective Date as if such representations and warranties were made on and as of the Effective Date, and Acquired Corporation shall have performed in all material respects all agreements and covenants required by this Agreement to be performed by it on or prior to the Effective Date.

               9.2  Adverse Changes.

               There shall have been no changes after the date of the most recent balance sheet provided under section 4.4(a) hereof in the results of operations (as compared with the corresponding period of the prior fiscal year), assets, liabilities, financial condition, or affairs of Acquired Corporation which constitute a material adverse effect, nor shall there have been any material changes in the Laws governing the business of Acquired Corporation which would impair SSFC's rights pursuant to this Agreement.

               9.3  Certificate.

               In addition to any other deliveries required to be delivered hereunder, SSFC shall have received a certificate from Acquired Corporation executed by the President or Vice President and from the Secretary or Assistant Secretary of Acquired Corporation certifying that:

               (a) the Board of Directors of Acquired Corporation has duly adopted resolutions approving the substantive terms of this Agreement and authorizing the consummation of the transactions contemplated by this Agreement and such resolutions have not been amended or modified and remain in full force and effect;

               (b) the shareholders of Acquired Corporation have duly adopted resolutions approving the substantive terms of the Merger and the transactions contemplated thereby and such resolutions have not been amended or modified and remain in full force and effect;

               (c) each person executing this Agreement on behalf of Acquired Corporation is an officer of Acquired Corporation holding the office or offices specified therein and the signature of each person set forth on such certificate is his or her genuine signature.

               (d) the articles of incorporation and bylaws of Acquired Corporation and the Bank referenced in section 4.8 hereof remain in full force and effect and have not been amended or modified since the date hereof;

               (e) to such persons' knowledge, the Proxy Statement delivered to Acquired Corporation's shareholders, or any amendments or revisions thereto so delivered, as of the date thereof, did not contain or incorporate by reference any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made (it being understood that such persons need only express a statement as to information concerning or provided by Acquired Corporation for inclusion in such Proxy Statement); and

               (f) the conditions set forth in this Article 9 insofar as they related to Acquired Corporation have been satisfied.

               9.4  Other Matters.

               There shall have been furnished to counsel for SSFC certified copies of such corporate records of Acquired
          Corporation and copies of such other documents as such counsel may reasonably have requested.

               9.5  Dissenters.

               The number of shares as to which shareholders of Acquired Corporation have exercised dissenters rights of appraisal under section 2.6 does not exceed 10% of the outstanding shares of common stock of Acquired Corporation.

               9.6  Material Events.

               There shall have been no determination by the Board of Directors of SSFC that the transactions contemplated by this Agreement have become impractical because of any state of war, declaration of a banking moratorium in the United States or general suspension of trading on the NYSE or on any market on which SSFC Common Stock may be traded.

               9.7  Employment Agreements.

               The President and Chairman of the Board of the Acquired Corporation, respectively James L. Wilson and Philip C. Modder, are employed by the Acquired Corporation under long-term employment agreements. At the consummation and Effective Date and time of the Merger contemplated hereunder, the employment agreements shall immediately become the liability of SSFC. Any contractual obligations and liabilities of the Acquired Corporation shall immediately become the contractual obligations and liabilities of SSFC upon the consummation and Effective Date and time of the Merger contemplated hereunder.

                                      ARTICLE 10

                    TERMINATION OF REPRESENTATIONS AND WARRANTIES

               All representations and warranties provided in Articles 3 and 4 of this Agreement or in any certificate pursuant to Articles 8 and 9 shall terminate and be extinguished at and shall not survive the Effective Date. All covenants, agreements and undertakings required by this Agreement to be performed by any Party hereto following the Effective Date shall survive such Effective Date and be binding upon such Party. If the Merger is not consummated, all representations, warranties, obligations, covenants, or agreements hereunder or in any certificate delivered hereunder relating to the transaction which is not consummated shall be deemed to be terminated or extinguished, except that

               Sections 6.2, 6.4, 12.3 and 13.4, and Article 10 shall survive. Items disclosed in the Exhibits and Schedules attached hereto are incorporated into this Agreement and form a part of the representations, warranties, covenants or agreements to which they relate. Information provided in such Exhibits and Schedules is provided only in response to the specific section of this Agreement which calls for such information.

                                      ARTICLE 11

                                       NOTICES

               All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given at the time given or mailed, first class postage prepaid:

               (a)  If to Acquired Corporation, to:

                    P.O. Box 520
                    Boca Raton, Florida 33429

                    with a courtesy copy to:

                    Hodgson, Russ, Andrews, Woods & Goodyear, LLP
                    2000 Glades Road - Suite 400
                    Boca Raton, Florida 33431-4303

                    may otherwise be specified by or as Acquired
          Corporation in writing to SSFC

               (B)  If to SSFC, to:

                    278A New Dorp Lane
                    Staten Island, New York 10306-9117

                    with a courtesy copy to:

                    Joel Pensley, Esq.
                    276 Fifth Avenue-Suite 715
                    New York, New York 10001

                    or as may otherwise be specified in writing by SSFC to Acquired Corporation.

                                      ARTICLE 12

                               AMENDMENT OR TERMINATION

               12.1 Amendment.

               This Agreement may be amended by the mutual consent of SSFC and Acquired Corporation before or after approval of the transactions contemplated herein by the shareholders of Acquired Corporation.

               12.2 Termination.

               This Agreement may be terminated at any time prior to or on the Effective Date whether before or after action thereon by the shareholders of Acquired Corporation, as follows:

               (a) by the mutual consent of the respective boards of directors of Acquired Corporation and SSFC;

               (b) by the Board of Directors of either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within thirty
                    (30) days after the giving of written notice to the breaching Party of such breach and which breach would provide the non-breaching Party the ability to refuse to consummate the Merger under the standard set forth in section 9.1 of this Agreement in the case of SSFC and section 8.1 of this Agreement in the case of Acquired Corporation;

               (c) by the Board of Directors of either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach, or if any of the conditions to the obligations of such Party contained in this Agreement in Article 8 as to Acquired Corporation or
                    Article 9 as to SSFC shall not have been satisfied in full; or


               (d) by the Board of Directors of either SSFC or Acquired Corporation if all transactions contemplated by this Agreement shall not have been consummated on or prior to October 31, 1997, if the failure to consummate the transactions provided for in this Agreement on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this section 12.2(d).

               12.3 Damages.

               In the event of termination pursuant to section 12.2, Acquired Corporation and SSFC shall not be liable for damages for any breach of a covenant, warranty or representation contained in this Agreement made in good faith, and, in that case, the expenses incurred shall be borne as set forth in section 13.1 hereof.

                                      ARTICLE 13

                                    MISCELLANEOUS

               13.1 Expenses.

               Each Party hereto shall bear its own legal, auditing, trustee, investment banking, regulatory and other expenses in connection with this Agreement and the transactions contemplated hereby.

               13.2 Benefit.

               This Agreement shall inure to the benefit of and be binding upon Acquired Corporation and SSFC, and their respective successors. This Agreement shall not be assignable by any Party without the prior written consent of the other Party.

               13.3 Federal Tax Attributes.

               This Merger for tax and other purposes shall be construed as a form of reorganization, and therefor the tax attributes of the Acquired Corporation and the Bank shall carry over to and consolidate with SSFC, from that of the Acquired Corporation and the Bank which file consolidated Federal Income Tax returns. It is anticipated that SSFC will file consolidated Federal Income Tax returns involving those entities contemplated by this Merger Agreement, thereby preserving the tax attributes in Acquired Corporation and the Bank.

               13.4 Governing Law.

               Except to the extent that the laws of the State of Florida apply to the Merger, this Agreement shall be governed by, and construed in accordance with the Laws of the State of Delaware without regard to any conflicts of law.

               13.5 Counterparts.

               This Agreement may be executed in counterparts, each of which shall be deemed to constitute an original. Each such counterpart shall become effective when one counterpart has been signed by each Party thereto.

               13.6 Headings.

               The headings of the various articles and sections of this Agreement are for convenience of reference only and shall not be deemed a part of this Agreement or considered in construing the provisions thereof.

               13.7 Severability.

               Any term or provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining terms and provisions thereof or affecting the validity or enforceability of such provision in any other jurisdiction, and if any term or provision of this Agreement is held by any court of competent jurisdiction to be void, voidable, invalid or unenforceable in any given circumstance or situation, then all other terms and provisions, being severable, shall remain in full force and effect in such circumstance or situation and the term or provision shall remain valid and in effect in any other circumstances or situation.

               13.8 Construction.

               Use of the masculine pronoun herein shall be deemed to refer to the feminine and neuter genders and the use of singular references shall be deemed to include the plural and vice versa, as appropriate. No inference in favor of or against any Party shall be drawn from the fact that such Party or such Party's counsel has drafted any portion of this Agreement.

               13.9 Return of Information.

               In the event of termination of this Agreement prior to the Effective Date, each Party shall return to the other, without retaining copies thereof, all confidential or nonpublic documents, work papers and other materials obtained from the other Party in connection with the transactions contemplated in this Agreement and shall keep such information confidential, not disclose such information to any other person or entity, and not use such information in connection with its business.

               13.10     Equitable Remedies.

               The Parties agree that, in the event of a breach of this Agreement by either party, the other Party may be without an adequate remedy at law owing to the unique nature of the contemplated transactions. In recognition thereof, in addition to (and not in lieu of) any remedies at law that may be available to the non-breaching Party, the non-breaching Party shall be entitled to obtain equitable relief, including the remedies of specific performance and injunction, in the event of breach of this Agreement by the other Party, and no attempt on the part of the non-breaching Party to obtain such equitable relief shall be deemed to constitute an election of remedies by the non-breaching Party that would preclude the non-breaching Party from obtaining any remedies at law to which it would otherwise be entitled.

               13.11     Attorneys' Fees.

               If any Party hereto shall bring an action at law or in equity to enforce its rights under this Agreement (including an action based upon a misrepresentation or the breach of any warranty, covenant, agreement or obligation contained herein), the prevailing Party in such action shall be entitled to recover from the other Party its costs and expenses incurred in connection with such action (including fees, disbursements and expenses of attorneys and costs of investigation).

               13.12     No Waiver.

               No failure, delay or omission of or by any Party in exercising any right, power or remedy upon any breach or default of any other Party shall impair any such rights, powers or remedies of the Party not in breach or default, nor shall it be construed to be a waiver of any such right, power or remedy, or an acquiescence in any similar breach or default; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any provisions of this Agreement must be in writing and be executed by the Parties to this Agreement and shall be effective only to the extent specifically set forth in such writing.

               13.13     Remedies Cumulative.

               All remedies provided in this Agreement, by law or otherwise, shall be cumulative and not alternative.

               13.14     Entire Contract.

               This Agreement and the documents and instruments referred to herein constitute the entire contract between the parties to this Agreement and supersede all other understandings with respect to the matter of this Agreement.

               IN WITNESS WHEREOF, Acquired Corporation and SSFC have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

                                   SOUTHERN SECURITY FINANCIAL CORPORATION

                                   By:  S/Nancy Montanaro

                                   Its:


                                   SOUTHERN SECURITY BANK CORPORATION

                                   By:  S/James L. Wilson

                                   Its: